Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated December 11, 2013, relating to the consolidated financial statements and financial statement schedule of SurModics, Inc. and subsidiaries, and the effectiveness of SurModics, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of SurModics, Inc. for the year ended September 30, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

July 31, 2014